Exhibit 31

CERTIFICATION

I, Worth Harris Carter, Jr., certify that:

1.	I have reviewed this quarterly report on Form 10-QSB/A of Bank Building Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report.

DATE: December 5, 2006	/s/ Worth Harris Carter, Jr.
Worth Harris Carter, Jr. Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer

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